PHOENIX CALIFORNIA TAX-EXEMPT BOND FUND
CIK# 0000718027
Semi-Annual 10/31/06


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2 and 73A1, 73A2, the correct answers are as follows:

72DD1/72DD2-
 Class A  $ 894, Class B $ 1  and Class X $ 93.

73A1/73A2-
Class A $.250 , B $.66     and Class X $.040.